UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 29, 2010

SCBT FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

South Carolina (State or other jurisdiction of incorporation)	001-12669 (Commission File Number)	57-0799315 (IRS Employer Identification No.)

520 Gervais Street Columbia, South Carolina	29201
(Address of principal executive offices)	(Zip Code)

(800) 277-2175

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On February 4, 2010, SCBT Financial Corporation (“SCBT”) filed a Current Report on Form 8-K (the “Original Report”) to report that its wholly-owned subsidiary, SCBT, N.A. (the “Bank”) had entered into a purchase and assumption agreement on January 29, 2010 (the “Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”), as receiver, pursuant to which SCBT, N.A. acquired certain assets and assumed substantially all of the deposits and certain liabilities of Community Bank & Trust (“CBT”), a full service Georgia state-chartered bank headquartered in Cornelia, Georgia.

This Current Report on Form 8-K/A (this “Amendment”) amends and supplements the disclosure provided in Items 2.01 and 9.01 of the Original Report. This Amendment is being filed to provide an audited statement of assets acquired and liabilities assumed and to update the disclosures provided in Item 2.01 and 9.01 of the Original Report. All financial and other numeric measures of CBT as described below were based upon information as of April 16, 2010 and may be subject to change.

Item 2.01 Completion of Acquisition or Disposition of Assets

The following discussion of assets acquired and liabilities assumed are presented at estimated fair value on the date of the Agreement. The fair values of the assets acquired and liabilities assumed were determined as described in Note 2 to SCBT’s Audited Statement of Assets Acquired and Liabilities Assumed, dated as of January 29, 2010, and the accompanying notes thereto, which is attached hereto as Exhibit 99.1 and incorporated herein by reference (the “Audited Statement”). These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values may become available. The Bank and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of April 16, 2010.

The CBT acquisition consisted of assets with a fair value of approximately $1.0 billion, including $459.5 million of loans, $105.6 million of investment securities, $80.6 million of cash and cash equivalents, excluding cash paid by the FDIC to consummate the acquisition, $25.9 million of other real estate owned (“OREO”), $276.8 million related to the FDIC’s indemnification of the Bank against certain future losses described below and $16.5 million of other assets.  Liabilities with a fair value of approximately $1.1 billion were also assumed, including $1.0 billion of deposits, $82.6 million of Federal Home Loan Bank (“FHLB”) advances, and $42.8 million of other liabilities.  The Bank recorded $8.5 million in core deposit intangibles.  In addition, the Bank received cash from the FDIC totaling approximately $225.7 million and recorded a $5.9 million receivable due from the FDIC as compensation for the net liability that was assumed as a result of the acquisition.  During the quarter ended March 31, 2010, SCBT expects to realize a bargain purchase gain in noninterest income of $98.1 million on a pre-tax basis representing approximately $62.0 million after-tax.  The bargain purchase gain does not include any transaction costs or merger integration expenses related to this transaction.  These costs will be reflected in the operating results of SCBT as incurred.  The Bank received a discount of $158.0 million on the assets acquired and did not pay the FDIC a premium to assume substantially all customer deposits (excluding brokered deposits).

In connection with the CBT acquisition, the Bank also entered into loss sharing agreements with the FDIC. Pursuant to the terms of these loss sharing agreements, the FDIC’s obligation to reimburse the Bank for losses with respect to certain loans and foreclosed real estate purchased, begins with the first dollar of loss incurred. The FDIC has agreed to reimburse the Bank for (1) 80% of losses incurred up to $233.0 million and (2) 95% of losses in excess of $233.0 million. Gains and recoveries on covered assets will offset losses, or be paid to the FDIC, at the applicable loss share percentage at the time of recovery.

The following table summarizes the assets covered by the loss sharing agreements, the amount covered by the FDIC and the fair value.  The amount presented in the table as covered OREO is based on such assets in existence as of January 29, 2010.  To the extent that there is additional OREO in future periods arising from the resolution of covered loans, these assets will be covered as well.

(Dollars in thousands)	Amount Covered	Fair Value
Loans	$771,498	$459,465
OREO	50,862	25,876
Total covered assets	$822,360	$485,341

The loss sharing agreement applicable to single family residential mortgage loans provides for FDIC loss sharing and the Bank reimbursement to the FDIC, in each case as described above, for ten years. The loss sharing agreement applicable to commercial loans provides for FDIC loss sharing for five years and the Bank reimbursement to the FDIC, for eight years, in each case as described above.

On March 16, 2020, the Bank is required to pay to the FDIC 50% of the excess, if any, of (i) 20% of the stated threshold, or $46.6 million (subject to possible adjustment), over (ii) the sum of (A) 25% of the asset discount, or $39.5 million (expressed as a negative number), plus (B) 25% of the cumulative shared-loss payments plus (C) the cumulative servicing amount, or the deemed total cost to the Bank of administering the assets covered under the loss share agreements, which is the sum of 1% of the average of the principal amount of shared loss loans and shared loss assets (other than shared-loss securities) based on the beginning and end of year balances for each of the years during which the shared loss agreements are in effect.  The Bank is required to deliver to the FDIC not later than 30 days following the true-up measurement date, a schedule, signed by an officer of the Bank, setting forth in reasonable detail the calculation of the cumulative shared-loss payments and the cumulative servicing amount.

The loss sharing agreements are subject to certain servicing procedures as specified in an agreement with the FDIC. The expected reimbursements under the loss sharing agreements, and the net payments expected to be made to the FDIC, were recorded as a net indemnification asset at their estimated fair value of $276.8 million on the acquisition date.

An analysis of the likely short-term and long-term effects of the loss sharing agreements on the Bank’s cash flows and reported results is included in Item 9.01(a) below.

Under the terms of the Agreement, the Bank has the option through April 29, 2010 to notify the FDIC of its intent to acquire the real estate, banking facilities, furniture and equipment of CBT (“CBT premises and equipment”) from the FDIC at their fair market value as of the acquisition date.  The Bank and the FDIC are continuing to evaluate appraisals related to CBT premises and equipment.  Prior to the expiration of this option, the Bank will notify the FDIC of its intention to purchase certain CBT premises and equipment. Substantially all of the CBT premises and equipment subject to the purchase option described above has been leased from the FDIC on a month-to-month basis during the term of the purchase option.

The Bank also has an option through April 29, 2010 to notify the FDIC of its intent to assume or repudiate certain lease agreements of CBT. The Bank has substantially completed the process to determine the fair value of assumed lease obligations and the impact of such has been reflected in the accompanying statement of assets acquired and liabilities assumed; however, the repudiation or assumption of these lease agreements will be finalized prior to the expiration of this option. If the Bank were to change its intent to assume or repudiate certain lease agreements after the filing the Amendment, an adjustment to the bargain purchase gain would be required to the extent the fair value of lease payments are different than the contractual amounts. As of the date of this Amendment, future minimum lease payments under the assumed CBT lease agreements for the year ended December 31, 2010 are expected to total approximately $208,000.

The foregoing summary of the Agreement, including the loss sharing agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which is included herewith as Exhibit 2.1 and is incorporated by reference into this Item 2.01.

Cautionary Note Regarding Any Forward-Looking Statements

Statements included in this Amendment (including information incorporated by reference herein) which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. SCBT cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results. Such risks and uncertainties, include, among others, the following possibilities: (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the Bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the Bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the Bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (10) economic downturn risk resulting in deterioration in the credit markets; (11) greater than expected non-interest expenses; (12) excessive loan losses; (13) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of CBT, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; and (14) other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

A complete discussion of risks that could cause actual results to differ materially from management’s expectations is set forth under the caption “Risk Factors” in SCBT’s Annual Report on Form 10-K for the year ended December 31, 2009.

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

Discussion

As set forth in Item 2.01 above, on January 29, 2010, SCBT acquired certain assets and assumed substantially all of the deposits, excluding brokered deposits, and certain liabilities of CBT pursuant to the Agreement. A narrative description of the anticipated effects of the acquisition on SCBT’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of SCBT, which have been filed with the Securities and Exchange Commission (the “Commission”) and the Audited Statement, which is attached hereto as Exhibit 99.1.

The acquisition increased SCBT’s total assets and total deposits, which are expected to positively affect its operating results, to the extent it earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of SCBT to successfully collect interest and principal on loans acquired will also impact its cash flows and operating results.

SCBT estimated the acquisition-date fair value of the acquired assets and assumed liabilities in accordance with Financial Accounting Standards Board (“FASB”) Codification Topic 805: Business Combinations (“Topic 805”) and FASB Codification Topic 820: Fair Value Measurements. However, the amount that SCBT realizes on these assets could differ materially from the carrying value reflected in the attached Audited Statement as a result of changes in the timing and amount of collections on the acquired loans in future periods, among other reasons. Because of the loss sharing agreements with the FDIC on these assets, as described in Item 2.01 above, SCBT does not expect to incur significant losses. To the extent the actual values realized for the acquired loans differ from the estimated amounts, the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC.

Financial Condition

In the acquisition, SCBT purchased $459.5 million in loans at fair value, net of a $312.0 million valuation discount. This amount represents 21.2% of SCBT’s total loans (net of the allowance for loan losses) at December 31, 2009.  OREO acquired was $25.9 million at fair value.

SCBT acquired $80.6 million in cash and cash equivalents, excluding cash paid by the FDIC to consummate the acquisition, and $105.6 million in securities at fair value. A portion of the cash and securities acquired has been retained to create additional liquidity and a portion has been utilized to repay all of the acquired advances that were outstanding with the FHLB of Atlanta.

The following table presents information with respect to the carrying value of certain earning assets acquired, as well as their principal amount and average effective yield and term, and the amounts of acquired loans with credit-related impairment that are accounted for in accordance with the provisions of the FASB Codification Topic 310-30: Loans and Debt Securities Acquired with Deteriorated Credit Quality (“Topic 310-30”) and other acquired loans.

The following is a schedule of earning assets acquired as of January 29, 2010:

			Average	Effective
			Months to	Interest
(Dollars in thousands)	CBT Balance	Fair Value	Maturity	Rate

Earning Assets
Interest bearing deposits in other banks	$80,603	$80,603	—	0.1%
Securities available for sale	100,314	99,701	141	3.9%

Non-impaired loans (1)
Commercial real estate:
Construction and land development	39,374	23,418	15	6.2%
Commercial real estate	133,218	89,346	41	5.7%
Total commercial real estate	172,592	112,764	36	5.8%
Consumer real estate:
Consumer owner occupied	83,204	63,900	28	5.7%
Home equity loans	8,387	6,305	20	5.3%
Total consumer real estate	91,591	70,205	27	5.7%
Commercial and industrial	39,636	30,184	33	5.6%
Consumer	14,789	12,007	16	6.8%
Other	1,069	1,069	—	0.0%
Total non-impaired loans	319,677	226,229	32	5.8%

Impaired loans (1)
Commercial real estate:
Construction and land development	121,382	58,775	9	3.4%
Commercial real estate	96,747	49,414	19	3.7%
Total commercial real estate	218,129	108,189	14	3.5%
Consumer real estate:
Consumer owner occupied	157,905	89,705	23	4.5%
Home equity loans	10,336	5,614	10	3.4%
Total consumer real estate	168,241	95,319	22	4.4%
Commercial and industrial	28,835	15,695	10	4.7%
Consumer	23,368	14,033	19	7.0%
Other (2)	13,248	—	—	0.0%
Total impaired loans	451,821	233,236	17	4.2%
Total loans	771,498	459,465	24	5.0%
Total earning assets	$958,325	$645,678

Notes:

(1) See the discussion of Topic 310-30 under “Operating Results and Cash Flows” for additional information regarding impaired and non-impaired loans.

(2) Other impaired loans includes $13.2 million of loans charged-off shortly after the acquisition date and considered zero fair value at acquisition date.

The following table reflects the scheduled maturities based on projected cash flows of commercial real estate loans and commercial and industrial loans as of January 29, 2010:

(Dollars in thousands)	Commercial Real Estate	Commercial and Industrial	Total

Maturities:
1 year or less (1)	$176,541	$35,083	$211,624
1-5 years	37,562	9,773	47,335
After 5 years	6,850	1,023	7,873
Total (2)	$220,953	$45,879	$266,832

Rate Sensitivity:
Fixed	$139,939	$36,567	$176,506
Variable	81,014	9,312	90,326
Total (2)	$220,953	$45,879	$266,832

Notes:

(1) Includes loans due on demand.

(2) The balance excludes $165.5 million in residential real estate, $26.0 million in consumer and $1.1 million in other loans.

In the acquisition, SCBT assumed $1.0 billion in deposits at fair value. This amount represents approximately 48.0% of SCBT’s total deposits of $2.1 billion at December 31, 2009. Total assumed deposits include demand deposit account balances of $96.0 million, savings and interest-bearing deposit account balances of $229.7 million, and total time deposit account balances of $682.8 million. SCBT also assumed $82.6 million in FHLB advances, at fair value. SCBT did not assume any brokered deposits.

In its assumption of the deposit liabilities, SCBT believed that the customer relationships associated with some of these deposits have intangible value. SCBT applied FASB Codification Topic 805, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles in a business combination. SCBT determined the fair value of a core deposit intangible asset to be approximately $8.5 million, which will be amortized based on the estimated economic benefits received. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits.

Operating Results and Cash Flows

SCBT’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This particular transaction was attractive to the Bank and SCBT for a variety of reasons, including the:

•                  initial expansion into the state of Georgia extending SCBT’s presence along the attractive I-85 growth corridor (Atlanta-Greenville-Charlotte);

•                  opportunity to build on CBT’s 110-year operating history with a meaningful core deposit base and to expand and diversify SCBT’s retail deposit franchise (improves loan-to-deposit ratio); and

•                  attractive financial metrics such as immediately accretive to EPS and Tangible Book Value (“TBV”) per share, strong pro forma capital levels, and credit risk mitigated through the FDIC loss-sharing agreements.

Based on these and other factors, including the level of FDIC support related to the acquired loans and OREO, SCBT believes that this acquisition will have an immediate positive impact on its earnings.

SCBT expects that the acquisition will positively affect its operating results in the near term. Based on December 31, 2009 information, excluding post-acquisition balance sheet changes, total assets increased by approximately 43.5%, or $1.1 billion, and total deposits increased by approximately 47.9% or $1.0 billion. SCBT believes that the transaction will improve its net interest income, as it generates more interest earned on its loans and investments than it pays in interest on deposits and borrowings.

The extent to which SCBT’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the loss sharing agreements and the related discounts reflected in the fair value of these assets at the acquisition date. In accordance with the provisions of Topic 310-30, the fair values of the acquired loans and OREO reflect an estimate of expected losses related to these assets. As a result, SCBT’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected losses reflected in the fair value of these assets at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

Topic 310-30 applies to a loan with evidence of deterioration of credit quality since origination, acquired by completion of a transfer for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. On the acquisition date, the preliminary estimate of the contractual principal and interest payments for all impaired loans acquired in the acquisition was $473.9 million and the estimated fair value of the loans was $233.2 million, net of an accretable yield of $6.6 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.

On the acquisition date, the unpaid principal balance for all non-impaired loans acquired in the acquisition was $345.2 million and the estimated fair value of the loans totaled $226.2 million, net of an accretable yield of $14.0 million. The fair value of non-impaired loans was determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and adjustments related to market liquidity and prevailing interest rates at the acquisition date. These loans acquired through a business combination that do not meet the specific criteria of Topic 310-30, but for which a discount is attributable, at least in part to credit quality, are also accounted for under the guidance of Topic 310-30.  Accordingly, an allowance for loan losses related to these loans is not carried over and recorded at the acquisition date.

The accretable yield is the amount by which the undiscounted expected cash flows exceeds the estimated fair value.  The accretable yield includes the future interest expected to be collected over the remaining life of the acquired loan and the purchased premium.

The loss sharing agreements will likely have a material impact on the cash flows and operating results of SCBT in both the short-term and the long-term. In the short-term, as stated above, it is likely there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, SCBT will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after SCBT exhausts its best efforts at collection, the loss sharing agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the loss sharing agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects that SCBT may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreements to make payments over time. As the loss sharing agreements cover up to a 10-year period (5 years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. SCBT believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as SCBT exhausts its collection efforts under its normal practices. In addition, SCBT recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of SCBT’s collection efforts on the covered assets.

Liquidity and Capital Resources

SCBT believes that its liquidity position will be improved as a result of this transaction. SCBT acquired $80.6 million in cash and cash equivalents, excluding cash paid by the FDIC to consummate the acquisition, as well as $105.6 million of investment securities. Total cash received and due from the FDIC was $231.6 million which included $73.6 million paid to SCBT to compensate for the liabilities assumed in excess of assets acquired and the $158.0 million asset discount bid.  SCBT received $225.7 million in cash from the FDIC on February 1, 2010 and recorded a $5.9 million receivable due from the FDIC which will be a part of the final settlement with the FDIC.  SCBT has not sold any of the acquired investment securities subsequent to the acquisition date; however, a certain government-sponsored enterprise debt security of $1.0 million was called on February 19, 2010 at par.  The remaining securities provide periodic cash flows in the form of principal and interest payments. These additions to SCBT’s balance sheet represent additional support for its liquidity needs.

Deposits in the amount of $1.0 billion were also assumed. Of this amount, $96.0 million were in the form of highly liquid transaction accounts. Certificates of deposit and interest-bearing deposits comprised $912.5 million of total deposits, or 90.5%. In accordance with the Agreement and the desire to lower SCBT’s cost of funds, management decided to lower rates on all time deposits for depositors who had no other relationship with SCBT other than their time deposit products.  As anticipated, SCBT experienced approximately $200 million in run-off of time deposit account balances between the acquisition date and March 31, 2010.  In addition, $82.6 million (including the prepayment penalty of $2.3 million) in FHLB advances were paid off subsequent to the acquisition.

SCBT continues to exceed minimum liquidity standards and furthermore continues to be in the “well capitalized” regulatory classifications based on projected capital ratios.  The actual capital ratios for SCBT and the Bank and pro forma capital ratios for SCBT and the Bank as of December 31, 2009 as follows:

	SCBT		Bank
	Actual	Pro Forma	Actual	Pro Forma
Tier 1 risk-based capital	12.47%	13.50%	12.32%	13.36%
Total risk-based capital	14.42%	15.25%	14.28%	15.12%
Tier 1 leverage	9.89%	8.26%	9.79%	8.18%

Note:  The Pro Forma capital ratios use actual December 31, 2009 balances of SCBT and the Bank, adjusted for CBT purchase accounting as if the acquisition had occurred as of December 31, 2009.

Under the regulations, a “well capitalized” institution must have a Tier 1 risk-based capital ratio of at least 6%, a total risk-based capital ratio of at least 10%, and a Tier 1 leverage ratio of at least 5% and not be subject to a capital directive order.  SCBT is not subject to a capital directive order.

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by SCBT, N.A. (a wholly-owned subsidiary of SCBT Financial Corporation) at January 29, 2010 and the accompanying notes thereto.

(b) Pro forma financial information.

We have omitted certain financial information of CBT required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SEC Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the CBT transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(d) Exhibits.

Exhibit No.	Description

2.1	Purchase and Assumption Agreement dated January 29, 2010 (incorporated herein by reference to Exhibit 2.1 of SCBT Financial Corporation’s Current Report on Form 8-K, filed February 4, 2010)

23	Consent of Dixon Hughes PLLC

99.1	Report of Independent Registered Public Accounting Firm and Statement of Assets Acquired and Liabilities Assumed at January 29, 2010 and accompanying notes thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCBT FINANCIAL CORPORATION
(Registrant)

Date: April 16, 2010	/s/ Donald E. Pickett
Donald E. Pickett
Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	Purchase and Assumption Agreement dated January 29, 2010 (incorporated herein by reference to Exhibit 2.1 of SCBT Financial Corporation’s Current Report on Form 8-K, filed February 4, 2010)

23	Consent of Dixon Hughes PLLC

99.1	Report of Independent Registered Public Accounting Firm and Statement of Assets Acquired and Liabilities Assumed at January 29, 2010 and accompanying notes thereto